Exhibit 4.15

WARRANT AGREEMENT

This Warrant Agreement made as of [___________], 2019, is between Viveve Medical, Inc., a Delaware corporation, with offices at 345 Inverness Drive South, Building B, Suite 250, Englewood, CO 80112 (the “Company”), and VStock Transfer, LLC, with offices at 18 Lafayette Place, Woodmere, New York (the “Warrant Agent”).

WHEREAS, the Company has determined to issue and deliver up to [_________] warrants (the “Warrants”) to investors, each Warrant evidencing the right of the holder thereof to purchase one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for $[___], subject to adjustment as described herein;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the legally valid and binding obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.     Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.     Warrants.

2.1     Form of Warrant. Each Warrant shall be (a) issued in registered form only, (b) in substantially the form of Exhibit A attached hereto, the provisions of which are incorporated herein, (c) signed by, or bear the facsimile signature of, the Chairman of the Board or, the Chief Executive Officer or the President, and the Treasurer, Secretary or Assistant Secretary of the Company, and (d) signed by the Warrant Agent. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2     Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof. Warrant certificates shall be dated the date of countersignature by the Warrant Agent.

2.3     Registration.

2.3.1     Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2     Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.     Terms and Exercise of Warrants.

3.1     Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock and at the price, subject to the adjustments provided in Section 4 hereof. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised.

3.2      Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the date of issuance. For purposes of this Warrant Agreement, the “Expiration Time” shall have the meaning set forth in the Warrant. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date.

3.3     Exercise of Warrants.

3.3.1     Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock, and the issuance of the Common Stock. In no event shall the Registered Holder of any Warrant be entitled to “net cash settle” the Warrant.

3.3.2     Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the Registered Holder of such Warrant a certificate or certificates representing the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrant shall not have been exercised or surrendered in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised or surrendered. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful. In the event a registration statement under the Act with respect to the Common Stock underlying the Warrants is not effective or a prospectus is not available, or because such exercise would be unlawful with respect to a Registered Holder in any state, the Registered Holder shall not be entitled to exercise such Warrants and such Warrants may have no value and expire worthless.

3.3.3      Valid Issuance. All shares of Common Stock issued upon the proper exercise or surrender of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4     Date of Issuance. Each person or entity in whose name any such certificate for shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4.     Adjustments.

4.1     Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any such adjustment the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.2     No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

4.3      Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.     Transfer and Exchange of Warrants.

5.1     Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon the Company’s request.

5.2     Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and shall issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3     Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4     Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.     Other Provisions Relating to Rights of Holders of Warrants.

6.1     No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2     Lost, Stolen Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

6.3     Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

7.     Concerning the Warrant Agent and Other Matters.

7.1     Payment of Taxes. The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

7.2     Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1     Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and have its principal office in the Borough of Manhattan, City and State of New York, and be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

7.2.2     Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.2.3     Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act on the part of the Company or the Warrant Agent.

7.3     Fees and Expenses of Warrant Agent.

7.3.1     Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder as set forth on Exhibit B hereto and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2     Further Assurances. The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

7.4     Liability of Warrant Agent.

7.4.1     Reliance on Company Statement. Whenever, in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

7.4.2     Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement, except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.

7.4.3      Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

7.5     Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.

8.     Miscellaneous Provisions.

8.1     Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2     Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

 Viveve Medical, Inc.

345 Inverness Drive South

Building B, Suite 250

Englewood, CO 80112

Attn: Scott Durbin, Chief Executive Officer

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

VStock Transfer, LLC
18 Spruce Place
Woodmere, NY 11598
Attn: Warrant Department

Any notice, sent pursuant to this Warrant Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof

8.3     Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

8.4      Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection.

8.5     Counterparts- Facsimile Signatures. This Warrant Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Warrant Agreement.

8.6     Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof

8.7     Amendments.

8.7.1     This Agreement and any Warrant certificate may be amended by the parties hereto by executing a supplemental warrant agreement (a “Supplemental Agreement”), without the consent of any of the Warrant holders, for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, or making any other provisions with respect to matters or questions arising under this agreement that is not inconsistent with the provisions of this agreement or the Warrant certificates, (ii) evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in this agreement and the Warrants, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (iv) adding to the covenants of the Company for the benefit of the Holders or surrendering any right or power conferred upon the Company under this Agreement, or (viii) amending this agreement and the Warrants in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Warrant holders in any material respect.

8.7.2     The Company and the Warrant Agent may amend this Warrant Agreement and the Warrants by executing a Supplemental Agreement with the consent of the Holders of not fewer than a majority of the unexercised Warrants affected by such amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders under this Warrant Agreement; provided, however, that, without the consent of each of the Warrant holders affected thereby, no such amendment may be made that (i) changes the Warrants so as to reduce the number of shares purchasable upon exercise of the Warrants or so as to increase the Warrant Price (other than as provided by Section 4), (ii) shortens the period of time during which the Warrants may be exercised, (iii) otherwise adversely affects the exercise rights of the Holders in any material respect, or (iv) reduces the number of unexercised Warrants the holders of which must consent for amendment of this agreement or the Warrants.

8.8     Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

Viveve Medical, Inc.

By:
Scott Durbin, Chief Executive Officer

VSTOCK TRANSFER, LLC

By:
[Name, Title]

EXHIBIT A

Form of Warrant

EXHIBIT B

Warrant Agent Fees

Monthly Maintenance Fee

Our monthly maintenance fee is calculated based upon the number of record shareholders per class or series of Warrants:

o Monthly Maintenance of 1-99 Registered Holder	$99 per month
o Monthly Maintenance of 100-200 Registered Holder	$150 per month
o Monthly Maintenance of 200-300 Registered Holder	$299 per month
o Monthly Maintenance of 300-500 Registered Holder	$399 per month
o Monthly Maintenance of 500+ Registered Holder	$749 per month

Service Fees

The following are a sample of services provided on a per transaction fee basis as set forth below:

o Per Warrant Exercise	$45.00
o Issuance Per Warrant	$35.00
o Replacement of Lost or Stolen Warrant	$50.00 (paid by Registered Holder)
o Lost Registered Holder search (if needed)	$5.00 per Registered Holder per search
o Escheatment (if needed)	$50.00 per Registered Holder

Other Costs and Excluded Services

The company will be billed separately at cost for certain out-of-pocket expenses such as postage and courier fees.